Exhibit 4(g)

Amendment No. 2 to 1991 Employee Stock Purchase and Dividend Reinvestment Plan

STATE AUTO FINANCIAL CORPORATION

AMENDMENT NO. 2

TO

1991 EMPLOYEE STOCK PURCHASE

AND

DIVIDEND REINVESTMENT PLAN

The State Auto Financial Corporation 1991 Employee Stock Purchase and Dividend Reinvestment Plan (the Plan’) is hereby amended pursuant to the following provisions:

1. Definitions: For the purposes of the Plan and this amendment, all capitalized terms used in this amendment which are not otherwise defined herein shall have the respective meanings given such terms in the Plan.

2. Rule 16b Changes: As a result of changes made by the Securities and Exchange Commission (“SEC”) to Rule 16b of the 1934 Securities and Exchange Act, Subsections XIX(c)(i) through (iv) are hereby deleted from the Plan. Subsection (v) of Section XIX(c) is renumbered to be subsection (i).

3. Effective Date: Construction: The effective date of this amendment is August 15, 1996 and this amendment shall be deemed to be a part of the Plan as of such date. In the event of any inconsistencies between the provisions of the Plan and this amendment, the provisions of this amendment shall control. Except as modified by this amendment, the Plan shall continue in full force and effect without change.